Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of April 20, 2026 (“Effective Date”) by and between Green Valley Group, LLC, an Arizona limited liability company, whose address is 8360 E. Raintree Dr. STE 230, Scottsdale, AZ 85260 (the “Green Valley Group”), Kingman Property Group, LLC, an Arizona limited liability company, whose address is 8360 E. Raintree Dr. STE 230, Scottsdale, AZ 85260 (the “Kingman Property Group”) and Chino Valley Properties, LLC, an Arizona limited liability company, whose address is 8360 E. Raintree Dr. STE 230, Scottsdale, AZ 85260 (“Chino Valley Properties”)(Green Valley Group, Kingman Property Group and Chino Valley Properties, collectively, the “Seller”), and Broken Arrow Herbal Center, Inc., an Arizona corporation, whose address is 10851 N Black Canyon Hwy, Suite 500, Phoenix, AZ 85029 whose address is 10851 N Black Canyon Hwy, Suite 500, Phoenix, AZ 85029 (the “Purchaser”).

WHEREAS, Green Valley Group and Purchaser are party to an Amended and Restated Absolute Net Lease Agreement dated January 1, 2026 whereby the Purchaser leases 1732 W. Commerce Point Place, Green Valley, Arizona 85614 from the Seller (the “Green Valley Lease”).

WHEREAS, Kingman Property Group and Purchaser are party to an Amended and Restated Absolute Net Lease Agreement dated January 1, 2026 whereby the Purchaser leases 2095 E. Northern Avenue, Kingman, Arizona 86409 from the Seller (the “Kingman Lease”).

WHEREAS, Chino Valley Properties and Purchaser are party to an Amended and Restated Absolute Net Lease Agreement dated January 1, 2026 whereby the Purchaser leases 2144-2148 N. Road 1 East, Chino Valley, Arizona 86323 from the Seller (the “Chino Valley Lease”)(the Green Valley Lease, Kingman Lease and Chino Valley Lease, collectively, the “Leases”).

WHEREAS, Section 17.28.9 of the Leases provide the Purchaser with an exclusive option (the “Lease Option”) to purchase the Option Properties (as defined in the Leases) from Green Valley Group, Kingman Property Group and Chino Valley Properties, respectively.

WHEREAS, the Option Properties are (i) 1732 W. Commerce Point Place, Green Valley, Arizona 85614; (ii) 2095 E. Northern Avenue, Kingman, Arizona; and (iii) 2144-2148 N. Road 1 East, Chino Valley, Arizona.

WHEREAS, the Purchaser desires to exercise the right to purchase the Option Properties provided in Section 17.28.9 of the Green Valley Lease;

WHEREAS, the Purchaser desires to exercise the right to purchase the Option Properties provided in Section 17.28.9 of the Kingman Lease;

WHEREAS, the Purchaser desires to exercise the right to purchase the Option Properties provided in Section 17.28.9 of the Chino Valley Lease;

WHEREAS, Purchaser desires to purchase the Option Properties from the Seller.

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Option Properties, together with the improvements and appurtenances attached thereto and located thereon, as more particularly described in this Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the parties agree as follows:

1. Purchase and Sale. Purchaser shall purchase and Seller shall sell all of Seller’s right, title and interest in and to the Option Properties (as defined in the Lease) located in (i) the unincorporated community of Green Valley, County of Pima, State of Arizona, commonly known as 1732 W. Commerce Point Place, Green Valley, Arizona 85614 (“Green Valley Property”); (ii) the City of Kingman, County of Mohave, State of Arizona commonly known as 2095 E. Northern Avenue, Kingman, Arizona 86409 (“Kingman Property”); and (iii) the Town of Chino Valley, County of Yavapai, State of Arizona commonly known as 2144-2148 N. Road 1 East, Chino Valley, Arizona 86323 (“Chino Property”), and which are more particularly described on Exhibit A, attached and made a part of this Agreement (collectively, the “Premises”), together with any and all rights, title and interest of Seller in and to any easements, rights of way, passage ways, drives, land lying in the bed of street, road or avenue and any and all air, mineral and riparian rights appurtenant to or benefiting the Premises, and any all improvements and appurtenances at or on the Premises, including, but not limited to, the foundations, buildings and other improvements located thereon (collectively, the “Improvements”) and any and all licenses, permits and authorizations in connection with the ownership, operation and maintenance of the Property and the Improvements (collectively, the “Authorizations”) (the Premises, Improvements and Authorizations are hereinafter sometimes collectively referred to as the “Property”).

2. Deposit. On the Effective Date, Purchaser shall deposit Four Hundred Thousand and No/100 Dollars ($400,000.00) (the “Deposit”) with a mutually agreed upon escrow agent by wire transfer of immediately available funds which shall be non-refundable (except as otherwise expressly provided in this Agreement). The Deposit shall be applied to the Purchase Price if the Closing occurs. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 United States Dollars ($100.00) of the Deposit is delivered to the Escrow Agent for delivery by the Escrow Agent to Seller as “Independent Contract Consideration” and the Deposit is reduced by the amount of the Independent Contract Consideration delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.

3. Purchase Price. The Purchase Price for the Property is Nine Million Dollars and 00/100 ($9,000,000.00) Dollars allocated among the properties comprising the Property as follows: (a) Chino Valley Property: Eight Million Dollars and 00/100 ($8,000,000.00), (b) Kingman Property: Five Hundred Thousand Dollars and 00/100 ($500,000.00), and (c) Green Valley Property: Five Hundred Thousand Dollars and 00/100 ($500,000.00), subject to the adjustments and apportionments, the Purchase Price shall be paid at the Closing (as defined in this Agreement) on the Closing Date (as defined in this Agreement) as follows:

a.	Four Million and 00/100 ($4,000,000.00) Dollars by wire transfer of immediately available funds.

b.	A promissory note (the “Note”) in the principal amount of Five Million Dollars and 00/100 ($5,000,000.00) Dollars which is secured by a Deed of Trust. A copy of the Note is attached as Exhibit B. A copy of the Deed of Trust is attached as Exhibit C.

c.	Purchaser acknowledges and agrees that the seller financing evidenced by the Note and secured by the Deed of Trust shall be the only debt and/or lien permitted to encumber the Property from and after Closing until the Note has been paid in full and the Deed of Trust has been released of record.

4. Title and Exceptions. At the Closing, on the Closing Date, Seller shall execute and deliver to Purchaser a special warranty deed for each of the Option Properties in the form attached hereto as Exhibit D. Promptly following the Effective Date, but in no event later than five (5) days thereafter, Purchaser and Seller shall cause to be delivered to Purchaser a commitment for an owner’s policy of title insurance issued by a mutually agreed title company (the “Title Company”) covering the Premises and Improvements, together with legible copies of all instruments and other matters referenced therein (the “Title Commitment”). Purchaser may, at Purchaser’s sole cost and expense, obtain an ALTA survey of the Property (the “Survey”). Purchaser shall have ten (10) days after Purchaser’s receipt of the Title Commitment, together with copies of all documents referenced therein, and, if obtained by Purchaser, the Survey, to notify Seller in writing of any objections to matters shown in the Title Commitment or the Survey (the “Title Objections”). If any amendment or update to the Title Commitment or the Survey is received by Purchaser after such ten (10)-day period, and such amendment or update adds any new matter not previously disclosed in the Title Commitment or Survey, then Purchaser shall have five (5) days after receipt of such amendment or update and copies of all such new matters to notify Seller in writing of any Title Objections thereto. Any matters shown in the Title Commitment or the Survey to which Purchaser does not timely object in accordance with this Section shall be deemed approved by Purchaser and shall constitute “Permitted Exceptions.” As used herein, “Permitted Exceptions” shall mean: (i) matters shown in the Title Commitment or Survey that are approved or deemed approved by Purchaser pursuant to this Section; (ii) all matters created by or arising through Purchaser or its agents, employees, contractors or representatives; (iii) applicable zoning, land use, building and other governmental laws, ordinances, rules and regulations; (iv) taxes and assessments not yet due and payable; (v) the matters affecting the Property arising under the Leases; and (vi) such other exceptions as may be expressly approved in writing by Purchaser. Seller shall have no obligation to cure any Title Objections; provided, however, Seller shall be obligated at or prior to Closing to cause the release of any deed of trust, mortgage, judgment lien, tax lien or other monetary lien voluntarily created by Seller that encumbers the Property (collectively, the “Mandatory Cure Items”). Seller may, by written notice to Purchaser given within five (5) days after receipt of Purchaser’s Title Objections, elect, in Seller’s sole discretion, to cure one or more other Title Objections identified by Purchaser. If Seller elects not to cure any Title Objection other than Mandatory Cure Items, or fails to timely notify Purchaser that Seller elects to cure the same, then Purchaser may, by written notice to Seller and the Title Company given within five (5) days after Seller’s notice, or after the expiration of Seller’s response period, as applicable, either: (i) waive such Title Objection and proceed to Closing, in which event such Title Objection shall thereafter be deemed a Permitted Exception, or (ii) terminate this Agreement, in which event the Deposit shall be returned to Purchaser, less the Independent Contract Consideration, and neither party shall have any further obligations hereunder except those which expressly survive termination. If Purchaser fails timely to elect either of the foregoing, Purchaser shall be deemed to have elected to waive such Title Objection and proceed to Closing. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, except for Seller’s obligation to remove Mandatory Cure Items, Purchaser is acquiring the Property subject to the Permitted Exceptions and otherwise in its AS-IS, WHERE-IS condition in accordance with the terms of this Agreement and the Lease Option, and Purchaser shall have no right to object to title matters after the expiration of the applicable objection periods set forth above.

5. Closing Apportionments. The following items shall be paid by the appropriate party or apportioned between Seller and Purchaser as of the Closing Date, on the basis that Purchaser owns the Property on the Closing Date;

A. Current real estate and personal property taxes and assessments, on the basis of such liabilities being paid in arrears; all taxes and assessments which have become a lien on the Property as of the Closing Date shall be fully paid by Seller;

B. Charges under the Leases;

C. If Seller is a “Foreign Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, Seller shall escrow with Purchaser the appropriate taxes required on said Section 1445.

6. Seller’s Representations, Warranties, and Covenants. Seller warrants, represents and covenants to Purchaser that:

A. Seller has duly and validly authorized and executed this Agreement with full power and authority to enter into and perform this Agreement, and this Agreement, constitutes a lawful, valid and binding obligation of Seller, enforceable against it in accordance with its terms;

B. Neither the execution and delivery of this Agreement nor Seller’s performance hereof are restricted by or violate any contractual or other obligation of Seller;

C. Seller is not a “Foreign Person” as that term is defined in Section 1445(f)(3) of the United States Internal Revenue Code of 1986, as amended, and as evidence of such, Seller shall provide Purchaser with an appropriate affidavit;

D. Seller is a limited liability company duly organized, validly existing, and in good-standing under the laws of the State of Arizona and has all of the requisite limited liability company power and authority to carry on its business as it is currently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement;

E. Seller’s representations and warranties as contained herein shall survive the Closing for a period of three (3) years, but not thereafter, it being the intention of the parties that all suits or actions for breach of any such representations or warranties herein must identify with specificity each such breach and must be brought within such period or they shall be forever barred.

7. Purchaser’s Representations, Warranties, and Covenants. Purchaser represents, warrants and covenants unto Seller, as of the Effective Date, the Closing Date, notwithstanding the delivery of any closing documents, that:

A. the execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms;

B. no consent of any creditor, investor, governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required;

C. neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach of, default under, or acceleration of, any agreement to which Purchaser is a party or by which Purchaser is bound; or violate any restriction, court order, agreement or other legal obligation to which Purchaser is subject; and

D. EXCEPT ONLY AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, AND THEN ONLY TO THE EXTENT EXPRESSLY STATED THEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND PURCHASER IS ACQUIRING THE PROPERTY, INCLUDING ANY IMPROVEMENTS THEREON, IN ITS PRESENT “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” CONDITION, WHETHER LATENT, PATENT OR OTHERWISE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PROPERTY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO: (i) THE PHYSICAL CONDITION, VALUE, NATURE, QUALITY OR SUITABILITY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (ii) ZONING, LAND USE, ENTITLEMENTS OR COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS; (iii) THE PRESENCE, RELEASE, STORAGE OR DISPOSAL OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY; (iv) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, REPORTS, STUDIES, SURVEYS, DOCUMENTS OR OTHER MATERIALS MADE AVAILABLE TO PURCHASER; OR (v) ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT ANY INFORMATION DELIVERED OR MADE AVAILABLE TO PURCHASER BY OR ON BEHALF OF SELLER HAS BEEN PROVIDED SOLELY AS AN ACCOMMODATION, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, AND SELLER SHALL HAVE NO LIABILITY WITH RESPECT TO THE ACCURACY OR COMPLETENESS THEREOF. PURCHASER IS RELYING SOLELY UPON ITS OWN KNOWLEDGE OF THE PROPERTY AND ITS OWN INDEPENDENT EVALUATION OF THE PROPERTY AND NOT UPON ANY STATEMENT OR INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR ANY OF SELLER’S AGENTS, EMPLOYEES OR REPRESENTATIVES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND SHALL NOT MERGE INTO THE DEED OR ANY OTHER CLOSING DOCUMENT.

E. Effective as of the Closing, except only for claims arising from Seller’s fraud or a breach of any express covenant of Seller set forth in this Agreement or in any Closing Document executed by Seller and delivered to Purchaser at Closing, Purchaser shall assume the risk that adverse matters with respect to the Property, including any physical or construction defects or any environmental, health or safety conditions, may not have been revealed by Purchaser’s observations, reviews, inspections or investigations. This release is a material inducement to Seller’s agreement to sell the Property to Purchaser on the terms set forth herein. Without limiting the foregoing, effective as of the Closing, Purchaser, for itself and its successors and assigns, hereby releases and forever discharges Seller and Seller’s direct and indirect members, managers, partners, shareholders, officers, directors, employees, agents, representatives, affiliates, successors and assigns from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses, whether known or unknown, fixed or contingent, existing now or arising in the future, to the extent related to, arising from or regarding the condition of the Property or the ownership, use, operation, repair or maintenance thereof prior to the Closing, including any claims relating to physical condition, construction defects, compliance with laws, environmental conditions, or the presence, release, storage or disposal of Hazardous Materials on, under or about the Property, including under CERCLA or any other federal, state or local environmental law. Purchaser hereby represents and warrants to Seller that Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement. Purchaser further waives any and all rights or remedies it may have or claim to have arising solely from any alleged disparity in size, sophistication or bargaining power between Purchaser and Seller. Nothing contained in this Section shall limit Purchaser’s recourse against any third party or shall release any claim expressly preserved to Purchaser under the first sentence of this Section. The provisions of this Section shall survive the Closing and shall not merge into the Deed or any other Closing Document.

F. Purchaser’s representations and warranties contained in 7(A), 7(B) and 7(C) shall survive the Closing for a period of three (3) years, but not thereafter, it being the intention of the parties that all suits or actions for breach of any such representations or warranties herein must identify with specificity each such breach and must be brought within such period or they shall be forever barred. Purchaser’s representations and warranties contained in 7(D) and 7(E) shall survive the Closing in perpetuity.

8. Damage, Destruction, Condemnation. In the event that, prior to the Closing, all or any portion of the Property is damaged or destroyed, or all or any portion of the Property is taken or made the subject of a threatened taking by condemnation or conveyance in lieu thereof, Seller shall promptly notify Purchaser in writing. If such event is of a nature that, under the terms of the applicable Lease, Purchaser, as Tenant, would have the right to terminate the Lease, then Purchaser shall have the right to terminate this Agreement by written notice to Seller delivered on or before the earlier of (i) the Closing, or (ii) ten (10) business days after Seller’s notice to Purchaser of such event. If such event is not of a nature that would permit Purchaser, as Tenant, to terminate the Lease under the terms of the Lease, then Seller shall have the right, in Seller’s sole and absolute discretion, to terminate this Agreement by written notice to Purchaser delivered on or before the earlier of (A) the Closing, or (B) ten (10) business days after Seller’s notice to Purchaser of such event. If this Agreement is terminated pursuant to this Section 8, then the Deposit, less the Independent Contract Consideration, shall be returned to Purchaser, and thereafter neither party shall have any further rights or obligations under this Agreement except for those rights and obligations that expressly survive termination. If neither party timely elects to terminate this Agreement as provided above, then this Agreement shall remain in full force and effect, the parties shall proceed to Closing without any reduction in the Purchase Price, and at Closing Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds or condemnation awards payable in respect of such damage, destruction, condemnation or taking, to the extent the same have not been applied by Seller toward restoration of the Property prior to Closing in accordance with the terms of the Leases.

9. Defaults.

A. If Purchaser fails, without legal excuse, to complete the purchase of the Property or to perform any covenant or agreement of Purchaser contained in this Agreement, and such default is not cured after receipt of written notice from Seller and a five (5) day opportunity to cure such default, Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit as liquidated damages, the parties acknowledging and waiving any claim to the contrary, that Seller’s actual damages would be difficult to ascertain and that the Deposit is a reasonable estimate thereof. For the avoidance of doubt, because the Purchase Option under the Leases may only be exercised and consummated as an “all or none” transaction, Purchaser’s failure or refusal to acquire all three Option Properties in the manner and within the time periods required by this Agreement, including the delayed Closing of the Chino Property following a timely exercised extension under Section 10, shall constitute a Purchaser Default hereunder.

B. If the transaction fails to close due to default by Seller which is not cured after receipt of written notice from Purchaser and a five (5) day opportunity to cure such default, Purchaser shall be entitled, as its sole and exclusive remedies, to elect one of the following: (a) terminate this Agreement and receive a refund of any deposit, less the Independent Contract Consideration; (b) waive such default and proceed with Closing without adjustment to the Purchase Price; or (c) seek specific performance of this Agreement; provided that any such action for specific performance must be filed within ninety (90) days after the scheduled Closing Date or Purchaser’s right to pursue specific performance will be forever barred and Purchaser shall be deemed to have elected the remedy in clause (a) of this Section.

C. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

10. Closing. The purchase and sale provided for herein shall be consummated and closed (the “Closing”) by remote closing as mutually agreed upon by the parties, on June 30, 2026 (the “Closing Date”); provided, however, that Purchaser shall have the right, in its sole and absolute discretion, to extend the Closing Date to August 31, 2026, but only by written notice to Seller delivered no less than ten (10) days prior to the Closing Date (the “Extension Notice”). If Purchaser timely delivers the Extension Notice, then, notwithstanding anything herein to the contrary: (a) Purchaser shall close on the Green Valley Property and the Kingman Property on the original Closing Date; (b) at such Closing, Purchaser shall pay the full Purchase Price allocated to the Green Valley Property and the Kingman Property in cash, for an aggregate cash payment of One Million and No/100 Dollars ($1,000,000.00), subject to the adjustments and apportionments set forth herein; (c) the Closing Date for the Chino Property only shall be extended to August 31, 2026; (d) the Deposit shall remain in escrow and shall be credited toward the Purchase Price allocated to the Chino Property at the Closing of the Chino Property; and (e) the seller financing described in Section 3(b) shall apply only to the Chino Property, however, the Note and Deed of Trust delivered at the Closing of the Chino Property shall encumber all three (3) Option Properties. Provided that Purchaser has timely exercised the first extension right set forth above, Purchaser shall have an additional right, in its sole and absolute discretion, to extend the Closing Date for the Closing of the Chino Property only for a period of thirty (30) days, but only by written notice to Seller delivered no less than ten (10) days prior to the then-scheduled Closing Date for the Chino Property (the “Second Extension Notice”), together with delivery to Escrow Agent, concurrently with such Second Extension Notice, of an additional deposit in the amount of One Million and 00/100 Dollars ($1,000,000) (the “Supplemental Deposit”). If Purchaser timely delivers the Second Extension Notice and timely deposits the Supplemental Deposit, then, notwithstanding anything herein to the contrary: (a) the Closing Date for the Chino Property only shall be extended to September 30, 2026; and (b) the Supplemental Deposit shall be nonrefundable excepting only an uncured Seller Default. If Purchaser does not timely exercise the first extension right as provided above, then all three (3) Option Properties shall close simultaneously on the Closing Date in accordance with the other terms of this Agreement. Except as expressly provided in this Section 10 with respect to a timely exercised extension right, the transactions contemplated by this Agreement shall be consummated, if at all, as a single, simultaneous, all-or-none Closing involving all three (3) Option Properties, and in no event shall Purchaser have the right, nor shall Seller have any obligation, to close on fewer than all three (3) Option Properties.

11. Seller’s Closing Documents. At the Closing, Seller shall cause to be delivered to Purchaser, unless otherwise specified herein, the following:

A. A fully executed, properly acknowledged Special Warranty Deed in the form attached hereto as Exhibit D for each of the Option Properties;

B. A Bill of Sale in the form attached hereto as Exhibit E, executed by Seller, conveying and assigning all personal property identified on Schedule 1 and other components of the Property to Purchaser for each of the Option Properties;

C. An assignment and assumption of leases in the form attached hereto as Exhibit F, assigning the Leases to Purchaser;

D. The closing statement showing the Purchase Price and any other monetary adjustments between the parties to be made pursuant to the terms hereof (the “Closing Statement”);

E. Any other documentation required by this Agreement or reasonably required by Title Company or Purchaser to consummate the transactions described herein and to cause the title insurance policy to be issued and delivered to Purchaser;

F. Authorizing Resolutions of the Members and/or Managers of Seller authorizing Seller to undertake and complete such actions as are necessary to consummate all of the transactions contemplated herein.

G. All other documents and instruments that the Title Company may reasonably require to properly consummate the transaction contemplated by this Agreement.

12. Purchaser’s Closing Documents. At Closing, Purchaser shall deliver to Seller the following:

A. The Purchase Price by cashier’s check or wire transfer of immediately available funds.

B. A counterpart of the Bill of Sale(s) executed by Purchaser.

C. A counterpart of the Assignment of Leases executed by Purchaser.

D. A fully executed, properly acknowledged Deed of Trust in the form attached hereto as Exhibit C;

E. A fully executed Promissory Note in the form attached hereto as Exhibit B.

F. A counterpart of the Closing Statement, duly executed by Purchaser.

G. All other documents and instruments that the Title Company may reasonably require to properly consummate the transaction contemplated by this Agreement.

13. Fees and Expenses. Any and all real estate commissions or fees payable with respect to the sale of the Property to the Purchaser, if any, shall be the sole obligation of the party through whom the claim(s) for such commissions or fees arose. Each party to this Agreement shall bear its own legal, accounting and other expenses in connection with the transactions contemplated herein.

14. Confidentiality. Except as otherwise required by law or as permitted herein, Seller and Purchaser each hereby agree not to disclose, divulge, provide or make accessible to any other party the non-public, confidential information of the other party obtained during the term of this Agreement or the term of any other agreement executed in connection herewith (the “Confidential Information”). Notwithstanding the foregoing, each party may disclose such Confidential Information to its professional advisors, financiers, officers, directors and employees. It is hereby understood and agreed that information shall not be considered Confidential Information: (a) if the information was at the time of disclosure known to the general public or subsequently through no act or omission of the party became known to the public; or (b) if the information was, subsequent to the time of disclosure, lawfully and independently received from a third party. Notwithstanding anything to the contrary contained herein, Seller and its affiliates may, without the consent of Purchaser, make such disclosures as Seller or any such affiliate determines in good faith are required under applicable securities laws or the rules or regulations of the Securities and Exchange Commission, including in any Current Report on Form 8-K or other required SEC filing.

15. Time is of the Essence. Time is of the essence with respect to the performance of each party’s respective obligations under this Agreement.

16. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Arizona, and the parties hereby consent to the jurisdiction of the courts of the State of Arizona for all purposes hereunder.

17. Jurisdiction and Venue. In the event any action is brought to enforce this Agreement, the parties agree to be subject to exclusive in personam jurisdiction in the State and Federal courts in Maricopa County, Arizona and agree that in any such action, venue shall lie exclusively at Maricopa County, Arizona.

18. Entire Agreement and Construction. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior arrangements, understandings, negotiations, proposals, and discussions, whether oral or written, of the parties. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed by the party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The unenforceability or invalidity, if any, of any provision of this Agreement shall not render any other provision or provisions unenforceable and each provision hereof shall be enforced to the fullest extent permitted by applicable law.

19. Benefit. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. The rights and obligations provided by this Agreement shall not be assignable by Purchaser or Seller without the consent of the other party in writing. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to an entity controlled by, controlling, or under common control with Purchaser without Seller’s consent, upon written notice to Seller at least five (5) business days prior to Closing. No assignment shall release Purchaser from its obligations hereunder unless Seller consents in writing to such release. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their successors and permitted assigns, any rights or remedies whatsoever.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission compliant with the U.S. Federal ESIGN Act of 2000, as amended (the “ESIGN Act”) for the convenience of the parties hereto shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. No party hereto will raise the issue of any electronic signature that complies with the ESIGN Act (including any using www.docusign.com), or the use of an electronic mail, or similar transmission method, as a means to deliver a signature to this Agreement or any amendments thereto as a defense to the formation or enforceability of a contract.

21. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the day thereof if delivered by hand and receipted for by the party to whom said notices or other communication shall have been directed or one (1) day after mailed by certified or registered mail with postage prepaid or one (1) day after depositing such notice in the hands of a nationally recognized overnight delivery service and addressed to the applicable party at its address set forth above, or upon transmission if sent by email to the verified email address of the applicable party. All such notices shall be addressed as follows:

If to Seller:	c/o Zoned Properties, Inc.
8360 E. Raintree Dr., Suite 230
Scottsdale, Arizona 85260
Email: legal@zonedproperties.com

with a copy to:	Weiss Brown, PLLC
6263 North Scottsdale Road, Suite 340
Scottsdale, Arizona 85250
Attention: Kristopher A. Bailey
Email: kris.bailey@weissbrown.com

If to Purchaser:	Broken Arrow Herbal Center, Inc.
10851 N Black Canyon Hwy, Suite 500
Phoenix, AZ 85029
Email: accountsaz@jarscannabis.com
Ronnie.kassab@jarscannabis.com

with a copy to:	Jamie Garmo
21445 Hoover Rd. #100
Warren, MI 48089
Email: jamie@mgmt10.com

or such other place as Seller or Purchaser may from time to time designate by at least ten (10) days’ prior written notice to the other.

22. Captions and Use of Pronouns. The captions inserted herein are inserted only as a matter of convenience and in no way define, limit, construe, affect or describe the scope or intent of this Agreement. Whenever herein the singular is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

23. Joint Drafting. Purchaser and Seller, together with their respective attorneys, have participated in the drafting, preparation and negotiation of this Agreement. Each of the parties hereto acknowledge such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter and agree that the provisions contained in this Agreement shall be construed without prejudice to the party who actually memorialized this Agreement in final form.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PURCHASER:

Broken Arrow Herbal Center, Inc., an Arizona corporation

By:
Name:
Title:

SELLER:

GREEN VALLEY GROUP, LLC, an Arizona limited liability company

By:
Name:
Title:

KINGMAN PROPERTY GROUP, LLC, an Arizona limited liability company

By:
Name:
Title:

CHINO VALLEY PROPERTIES, LLC, an Arizona limited liability company

By:
Name:
Title:

EXHIBIT A

DESCRIPTION OF THE PROPERTY

A.	Premises situated in the unincorporated community of Green Valley, County of Pima, State of Arizona, described as follows:

Lot 6 of Duval Commerce Park, according to the plat of record in Book 52 of Maps and Plats, Page 2, Official Records of Pima County, Arizona. APN of ###-##-####; and with a commonly known address of 1732 W. Commerce Point Place, Green Valley, Arizona 85614.

B.	Premises situated in the City of Kingman, County of Mohave, State of Arizona, described as follows:

Lots 29, 30 and 31, Block 180, of NEW KINGMAN ADDITION, UNIT 11, TRACT NO. 1104, according to the plat thereof, recorded April 3, 1972, at Fee No. 72-6411, in the office of the County Recorder of Mohave County, Arizona.

C.	Premises situated in the Town of Chino Valley, County of Yavapai, State of Arizona, described as follows:

APNs of 306-14-008M, 306-14-008K, 306-14-008N, and 306-14-008F; and with a commonly known address of 2144-2148 N. Road 1 East, Chino Valley, Arizona 83462

EXHIBIT B

PROMISSORY NOTE

EXHIBIT C

DEED OF TRUST

EXHIBIT D

SPECIAL WARRANTY DEED

EXHIBIT E

ASSIGNMENT OF LEASES

SCHEUDLE 1

PERSONAL PROPERTY

All personal property owned by Seller that is currently located on the Property.